Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Selective Insurance Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $2.00 par value per share	Rule 457(c) and Rule 457(h)	2,000,000 (1)	$100.86 (2)	$201,720,000 (2)	$147.60 per $1,000,000	$29,773.87
Total Offering Amounts					$201,720,000 (2)		$29,773.87
Total Fee Offsets							$0.00
Net Fee Due							$29,773.87

(1)	This registration statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $2.00 per share, of Selective Insurance Group, Inc. (the “Common Stock”) to be issued under the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Selective Insurance Group, Inc. (the “Company”) outstanding shares of Common Stock.
(2)	This estimate is calculated solely for purposes of determining the registration fee for this offering under the Plan. It is not known how many shares will be issued under the Plan. The above calculation is based on the offering of 2,000,000 shares of Common Stock at a purchase price of $100.86 per share, which is the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on April 29, 2024, which were $101.62 and $100.09, respectively.